Exhibit 99.1

PRESS RELEASE

Contact: Symmetry Medical Inc. Fred L. Hite Senior Vice President Chief Financial Officer (574) 371-2218	Investors: The Ruth Group Nick Laudico/Zack Kubow (646) 536-7030/7020 nlaudico@theruthgroup.com zkubow@theruthgroup.com Media: The Ruth Group Jason Rando (646) 536-7025 jrando@theruthgroup.com

Symmetry Medical to Present at Two Upcoming Conferences

Warsaw, Indiana, September 7, 2010 – Symmetry Medical Inc. (NYSE: SMA), a leading independent provider of products to the global orthopedic device industry and other medical markets, announced today that Fred L. Hite, Senior Vice President and Chief Financial Officer, is scheduled to present at two upcoming investor conferences. The first presentation will be at the Stifel Nicolaus 2010 Healthcare Conference in Boston, MA.

Event:   Stifel Nicolaus 2010 Healthcare Conference
Date:    Friday, September 17, 2010
Time:   8:35 a.m. ET

The second presentation will be at the annual UBS Global Life Sciences Conference in New York City.

Event:   UBS Global Life Sciences Conference
Date:    Tuesday, September 21, 2010
Time:   8:30 a.m. ET

Live Web casts of the presentations will be available on Symmetry Medical’s Web site at www.symmetrymedical.com. Presentation slides will be posted on the Web site before the presentations begin. Replays of the Web casts will be available for 30 days after the dates of the presentations.

About Symmetry Medical Inc.
Symmetry Medical Inc. is a leading independent provider of implants and related instruments and cases to the orthopaedic device industry. The Company also designs, develops and produces these products for companies in other segments of the medical device market, including arthroscopy, dental, laparoscopy, osteobiologic and endoscopy sectors and provides limited specialized products and services to non-healthcare markets, such as the aerospace market.
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